Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-141656, 333-158316, 333-50998, 333-50926, 333-54864, 333-54874, 333-119710, 333-119711, 333-123648, 333-123649 and 333-132801) of Alliance Fiber Optic Products, Inc. of our report dated March 18, 2010, with respect to the consolidated balance sheet of Alliance Fiber Optic Products, Inc. as of December 31, 2009 and the related consolidated statements of income, stockholder's equity, and cash flows for the year ended December 31, 2009.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
San Francisco, California
March 18, 2011